Exhibit 10.79

Preliminary Terms of the Separation Agreement

Between Dave Norris (“Mr. Norris”) and Tree.com, Inc. (“Tree”)

July 27, 2011

No binding agreement between the parties will exist until mutually agreeable definitive documentation is entered into containing the terms set forth below.  The definitive documentation will include, among other things, typical terms and conditions relating to the matters set forth below.

I. Employment:

A.           Mr. Norris will remain employed by Tree through the closing date (“Closing”) of the Asset Purchase Agreement (“APA”) by and among Tree, Home Loan Center, Inc. (“HLC”), Lending Tree, LLC and HLC Escrow, Inc. and Discover Bank (“Discover”).  The terms of Mr. Norris’ employment through the Closing will be on the same terms and conditions as set forth in that certain Employment Agreement dated June 30, 2008 by and between Tree and Mr. Norris, as amended by the Amendment dated December 3, 2009 and Amendment No. 2 dated May 10, 2010, except that Mr. Norris will not be entitled to any severance benefits as a result of the closing of the APA and transactions related thereto other than on the terms and conditions summarized below.

II. Payments:  Mr. Norris will be eligible to receive bonus payments in excess of $1.5 million, payable as follows:

1.               Closing Bonus:

A.           Mr. Norris will receive a cash payment of $500,000.

B.             Mr. Norris will (i) retain all then-vested restricted stock units and (ii) any unvested restricted stock units will vest immediately (currently 30,834 RSUs).

C.             Mr. Norris will receive a prorated portion of his scheduled Q3 bonus based on performance through Closing (e.g., assuming a Q3 bonus of $37,744 and a 9/2/11 Closing, the prorated bonus would be $26,159) within 10 business days following the Closing.

2.               Mr. Norris will receive an additional payment of $125,000 within 5 business days following the satisfaction of each condition below (payments targeted within 60 days following Closing):

A.           (i) All warehouse lines being paid off within 60 days following Closing or (ii) within 60 days following Closing, HLC is permitted to make cash dividends to Tree without restriction from warehouse lenders; and

B.             HLC receiving proceeds from the sale of Loans Held for Sale on HLC’s books (other than impaired loans) representing 98.0% of the total carrying amount of all Loans Held for Sale, inclusive of “Fair Value Basis Adjustments” (QRM and non-QRM), as of Closing

3.               Mr. Norris will receive 5% of the result of: (a) the aggregate proceeds received from sales (following the Closing) of Loans Held for Sale by HLC as of Closing, minus (b) 101.5% of the total carrying amount of all Loans Held for Sale (before giving effect to “Fair Value Basis Adjustments” and excluding impaired loans) as of Closing.

4.               Mr. Norris will receive $250,000 within 5 business days following the first anniversary of the Closing, subject to continued employment with DFS.

5.               Mr. Norris will receive $250,000 within 5 business days following the second anniversary of the Closing, subject to continued employment with DFS.

6.               It is anticipated that Mr. Norris will not commit any material time or assistance in connection with the sale of HLC loans following the Closing.   For the avoidance of doubt, “Loans Held for Sale” will be limited to loans originated or funded by HLC at or prior the Closing.

III. Miscellaneous:

1.               All payments herein will be conditioned on the Closing actually occurring and Mr. Norris accepting employment with Discover (and otherwise satisfying Discover conditions to employment).

2.               Each payment herein is conditioned on Mr. Norris granting a general release of all claims against HLC, Tree and each of their affiliates at the time such payment is made.

Executed as of the date first set forth above:

Tree.com, Inc.

By:	/s/ Douglas Lebda
Name:	Douglas Lebda
Title:	Chief Executive Officer

By:	/s/ David Norris
Name:	David Norris
Title:	President, Home Loan Center, Inc.